Exhibit 10.10.2

Natera, Inc.
Compensation Program for Non-Employee Directors

Amended Effective as of January 2025

A.Cash Compensation:  Annual cash retainers each paid quarterly, in arrears.*

1.	Retainer for each non-employee member of the Board:	$60,000
2.	Additional retainer for Lead Independent Director:	$40,000
3.	Additional retainer for Chair of Audit Committee:	$25,000
4.	Additional retainer for Chair of Compensation Committee:	$20,000
5.	Additional retainer for Chair of Nominating and Corporate Governance Committee:	$15,000
6.	Additional retainer for non-Chair members of Audit Committee:	$12,500
7.	Additional retainer for non-Chair members of Compensation Committee:	$10,000
8.	Additional retainer for non-Chair member of Nominating, Corporate Governance and Compliance Committee:	$7,500
9.	Additional retainer for non-member observers of Audit Committee:	$7,500
*	Effective for services rendered beginning January 1, 2025.

B.Equity Compensation

1.

Retainer equity grants.  In addition to the cash retainer amounts set forth above, the Compensation Committee will grant to the Lead Independent Director and the Chair of each of the Audit Committee, Compensation Committee, and Nominating, Corporate Governance and Compliance Committee, an “annual equity retainer” valued at $45,000. The grant will be made annually, on the first grant date after the completion of the first quarter each year, with such grants subject to the director’s continuous service to the Company on the date of grant. The annual equity retainer will be vested as to 1/4th of the shares covered by such award upon grant, and, subject to the director’s continuous service on the Board, the annual equity retainer will vest and become exercisable with respect to an additional 1/4th of the shares following the end of each quarter thereafter.

2.	Initial equity grants. The Compensation Committee will grant to each non-employee director who first becomes a member of the Board of Directors a

Compensation Program for Non-Employee Directors (2025)

restricted stock unit (“RSU”) award, representing such non-employee director’s “initial equity award,” valued at $425,000.  The grant will be made on or as soon as reasonably practicable after the date of his or her election.  Subject to the director’s continuous service on the Board, the initial equity award will vest and become exercisable with respect to 1/3rd of the shares at the end of each year following the director’s appointment to the Board, so that it will be fully vested and exercisable after 3 years of continuous service.  The initial equity award will become fully vested and exercisable in the event that the Company is subject to a change in control.

3.

Annual equity grants.  In each year, the Compensation Committee will grant to each non-employee director who continues serving on the Board after the annual meeting of the Company’s stockholders an RSU award, representing such non-employee director’s “annual equity award,” valued at $355,000.  The grant will be made on or as soon as reasonably practicable after the date of the annual meeting (the “Grant Year Annual Meeting”).  Subject to the director’s continuous service on the Board, the annual equity award will vest and become exercisable in full on the date that is 12 months following the date of the Grant Year Annual Meeting. The annual equity award will become fully vested and exercisable in the event that the Company is subject to a change in control. The foregoing notwithstanding, a new director who has received the initial equity award under Paragraph 1 above will not in the same calendar year receive an annual equity award under this Paragraph 2.

4.

Stock Plan.  Except as otherwise set forth above, equity awards granted pursuant to this Compensation Program will be granted under and subject to the general terms and conditions of a stockholder-approved equity incentive plan of the Company and a form of RSU agreement thereunder.

C.	Election to Receive Annual Cash Compensation in the Form of Equity

For each calendar year, each non-employee director may elect, in writing, to receive all or a portion of his or her annual cash retainer(s) in the form of fully vested RSUs covering shares of the Company’s Common Stock (a “Cash Retainer RSU”). If elected, all such Cash Retainer RSU will be granted under and subject to the general terms and conditions of a stockholder-approved equity incentive plan of the Company and a form of restricted stock unit agreement thereunder. Such fully vested Cash Retainer RSU will be granted by the Compensation Committee on a quarterly basis, in arrears, with such grants subject to the director’s continuous service to the Company on the date of grant. Each Cash Retainer RSU award will have an aggregate grant date fair value equal to the cash amount that would otherwise be paid for the applicable quarter.

Any election to receive a Cash Retainer RSU in lieu of annual cash retainer(s) must be made by the non-employee director no later than December 31 of the calendar year preceding the year for which such cash retainer(s) would otherwise be earned, and such election will be irrevocable for such following calendar year. Notwithstanding the foregoing, (i) a non-employee director upon first joining the Board of Directors may,

Compensation Program for Non-Employee Directors (2025)

within thirty (30) days after such director joins the Board of Directors, make the election described in this section, with such election to be effective for services performed after the date the election is made.

D.	Calculation of Awards

The number of shares underlying RSUs granted pursuant to this Compensation Program will be computed based on the average closing price per share of the Company’s Common Stock in the 30 days prior to the date of grant, rounded down for any partial share.

E.	Expenses

The reasonable expenses incurred by directors in connection with attendance at Board or committee meetings will be reimbursed upon submission of appropriate substantiation.

Compensation Program for Non-Employee Directors (2025)